Exhibit 10.3

Tekelec
Summary of 2008 Compensation Arrangements
for Named Executive Officers

Set forth below is a summary of the compensation payable by Tekelec ("Tekelec" or the "Company") to its (1) President and Chief Executive Officer, (2) Executive Vice President and Chief Financial Officer and (3) all other executive officers who were (a) named in the Summary Compensation Table appearing in the Company's Proxy Statement relating to Tekelec's 2008 Annual Meeting of Shareholders and (b) employed by Tekelec as of March 31, 2008 (collectively, the "Named Executive Officers").

Base Salaries. Effective January 1, 2008, the Named Executive Officers receive base salaries at the annual rates indicated below:

Name and Position	2008 Annual Base Salary Rate
Franco Plastina, President and Chief Executive Officer	$570,000

William H. Everett, Executive Vice President and Chief Financial Officer	$360,000

Ronald J. de Lange, Executive Vice President, Global Product Solutions	$310,000

Gregory S. Rush, Vice President, Corporate Controller and Chief Accounting Officer	$247,000

Stuart H. Kupinsky, Senior Vice President, Corporate Affairs and General Counsel	$310,000

The Board of Directors (upon the recommendation of the Compensation Committee) may from time to time adjust the foregoing base salaries. Such adjustments are generally made annually.

Incentive Awards. The Named Executive Officers are eligible to participate in the Company's cash and equity incentive compensation plans pursuant to the terms of such plans.

Severance Compensation. The Named Executive Officers are eligible to receive severance compensation and benefits under the Company's 2007 Officer Severance Plan if their employment is terminated under certain conditions.

Other Compensation. The Named Executive Officers who elect to participate in the Company's 401(k) Plan are entitled to receive certain Company matching contributions under the 401(k) Plan. The Company also pays premiums for group term life insurance for the benefit of the Named Executive Officers. The Named Executive Officers are also eligible to receive such other compensation as may from time to time be determined by the Compensation Committee or by the Board of Directors, as applicable.

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